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                                                                     Exhibit 5.1



                                 July 19, 1996



Board of Directors
SunPharm Corporation
4651 Salisbury Road, Suite 205
Jacksonville, Florida 32256

Gentlemen:

          We have acted as counsel to SunPharm Corporation (the "Company") in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale by the Selling Stockholder identified in the Registration Statement of up to 50,000 shares (the "Shares") of the Company's Common Stock, par value $0.0001 per share.

          As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

          Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and reference to our firm under the caption "Legal Matters" in the Prospectus included therein.

                                                 Very truly yours,

                                                 Andrews & Kurth L.L.P.